Exhibit 10.1

PARSLEY ENERGY OPERATIONS, LLC

EMPLOYMENT, CONFIDENTIALITY, AND NON-COMPETITION AGREEMENT

For good and valuable consideration set forth herein, this Employment, Confidentiality, and Non-Competition Agreement (“Agreement”) is effective as of October 9, 2018 (the “Effective Date”), by and between: (i) Parsley Energy Operations, LLC (“Parsley”) and (ii) David Dell’Osso, a natural person (“Employee”) (Employee and Parsley each a “Party” and collectively “Parties” herein).

PREAMBLE

WHEREAS, Parsley desires to employ Employee on the terms and conditions, and for the consideration, set forth in this Agreement and Employee desires to be employed by Parsley on such terms and conditions and for such consideration; and

WHEREAS, in the course of Employee’s employment, Parsley will provide Employee with internal confidential information, commercially obtained information, research resources, and other valuable and proprietary materials. Further, Employee’s position will be to develop and obtain such confidential information for the benefit of Parsley and its affiliates and subsidiaries (the “Parsley Group” and each individual entity, a “member of the Parsley Group”).

THEREFORE, the Parties agree as follows:

I.	EMPLOYMENT AGREEMENT

1.01    Initial Term. The term of this Agreement shall begin on the Effective Date and continue for a period of one year (the “Initial Term”) unless earlier terminated pursuant to this Section 1, provided that, on such one-year anniversary of the Effective Date, and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the term of this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either of the Parties provides written notice of its intention not to extend the term of the Agreement at least sixty (60) days prior to the applicable Renewal Date. The Initial Term and all periods beyond the Initial Term while this Agreement remains in effect shall collectively be referred to herein as the “Term.”

1.02    Base Salary. During the Term, Parsley will pay Employee a base salary of at least $475,000 per year, in periodic installments in accordance with Parsley’s customary payroll practices as may exist from time to time, but no less frequently than monthly. During the Term, Parsley may not decrease Employee’s salary below the base salary enumerated in this Section 1.02, but may, in Parsley’s sole discretion, increase Employee’s salary as it sees fit from time to time. Employee’s annual base salary, as in effect from time to time, is hereinafter referred to as Employee’s “Base Salary.”

1.03    Annual Bonus, Sign-on Bonus, and Relocation Package.

(i)    Annual Bonus. Employee shall be eligible to earn an annual bonus (the “Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Parsley Energy, Inc., a Delaware corporation (“Parsley Inc.”). Employee’s Annual Bonus for the 2018 fiscal year, if any, shall be pro-rated to reflect the portion of the year during which he was employed by Parsley. For the avoidance of doubt, Employee shall not be entitled to any Annual Bonus if Employee is not employed by Parsley on the date any such Annual Bonus is paid.

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(ii)    Sign-on Bonus and Relocation Package. In connection with Employee’s employment with Parsley, Parsley will (x) pay Employee a $200,000 one-time lump-sum cash sign-on bonus (the “Sign-On Bonus”) no later than thirty (30) days following the Effective Date and (y) reimburse and/or advance certain moving and relocation expenses consistent with Parsley’s relocation policies ((x) and (y) together, the “Relocation Payments”). Employee acknowledges and agrees that the Relocation Payments are conditioned upon and subject to Employee’s remaining employed by Parsley or another member of the Parsley Group through each date of payment of the Relocation Payments. Further, in the event Employee’s employment is terminated by Parsley for Cause or by Employee without Good Reason (i) within the first twelve (12) months following the Effective Date, then Employee must repay 100% of the Relocation Payments and (ii) within the thirteen (13) to twenty-four (24) months following the Effective Date, then Employee must repay 50% of the Relocation Payments. In each case, the repayment must occur within sixty (60) days following Employee’s date of termination.

1.04    Benefits. At all times during Employee’s employment with Parsley, Employee will be eligible for all other benefits and conditions of employment generally available to employees of Parsley of the same level and responsibility. Furthermore, Parsley shall pay all costs (including all reasonable costs associated with travel and lodging) for Employee to obtain a bi-annual physical examination at the Cooper Clinic in Dallas, Texas.

1.05    Duties. During Employee’s employment, Employee agrees to serve as Executive Vice President—Chief Operating Officer and in such other position(s) as the Employee’s supervisor and Employee shall mutually agree. Employee will have the duties that are normally required of an employee of Employee’s same level and responsibility in the exploration and production business and agrees to perform diligently and to the best of Employee’s abilities the duties and services appertaining to such position(s), as well as such additional duties and services which may be designated by Parsley or other members of the Parsley Group, at Parsley’s discretion, from time to time. Employee will also, at the reasonable discretion and request of Parsley, advise and assist in other ways to further the business of the Parsley Group, as may be requested. Initially, Employee shall report to and be subject to the supervision and direction of Parsley’s Chief Executive Officer or such other officer of the Company as may be determined by the Company from time to time.

1.06    Place of Work. Employee shall perform Employee’s services at Parsley’s principal office in Austin, Texas, or such other location to which Parsley relocates its principal office. If Employee is required to travel, Parsley agrees to reimburse Employee in accordance with Parsley’s expense reimbursement policy in effect from time to time.

1.07    No Privacy on Electronic Systems. Employee agrees and understands that the computer and email services provided by the Parsley Group are for the purpose of conducting work for the Parsley Group alone. Employee agrees and stipulates that Employee shall have no expectation of privacy with regard to emails or computer files on, or sent to or from, the computers or servers of the Parsley Group or otherwise made available to Employee through Employee’s employment with Parsley.

1.08    Employee Resources. Parsley agrees to pay for memberships, seminars, professional meetings and/or professional publications needed for the continuing development of prospects and education of Employee, but only as the same are pre-approved by Parsley in Parsley’s sole and absolute discretion.

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1.09    Full-Time Employee. While employed by Parsley, Employee agrees to devote Employee’s entire and full-time productive ability and attention to the business of Parsley, provided that Employee may engage in passive personal investment and charitable activities that do not Compete (as defined below) with the business and affairs of Parsley or interfere with Employee’s performance of Employee’s duties hereunder. Employee warrants and agrees to not, directly or indirectly, render any services of a business, commercial, or professional nature to any other person or organization, including self-employment, without the prior written consent of Parsley. Employee warrants and agrees that Employee will not render any services as either an employee or independent consultant to any person or entity that is in competition with Parsley or, while employed, prepare or establish a business that would enable, further, or result in a breach of Employee’s non-compete restrictions set forth in Section 3.03.

1.10    Fiduciary Duties of Employee. At all times while an employee of Parsley, Employee warrants and agrees that Employee will perform and discharge the duties of Employee’s position fully and faithfully and to the best of Employee’s abilities. Employee agrees Employee shall owe Parsley, and hereby voluntarily assumes, a duty of loyalty and utmost good faith; a duty of candor; a duty to refrain from any self-dealing; a duty to act with integrity of the strictest kind; a duty of fair and honest dealing; a duty of full disclosure, that is, a duty not to conceal matters that might influence Employee’s actions to Parsley’s prejudice; and any other and further duties imposed by law on employees to their employers, and specifically including under this Agreement a covenant not to solicit fellow Parsley employees for future employment, as set forth in Section 3.04.

1.11    Reporting Requirement. During the course of Employee’s employment with Parsley, Employee agrees that, if Employee learns or even suspects that any fellow employee is, or may be, breaching that employee’s fiduciary duties to Parsley, Employee agrees to alert Parsley promptly. Employee understands that this is a broad and general obligation in light of the difficulty to anticipate all possible circumstances. If Employee is in doubt, Employee agrees to resolve Employee’s doubts by reporting to Parsley the information that has come to Employee’s attention.

1.12    Corporate Opportunities. During Employee’s employment with Parsley, in the event that Employee, in Employee’s individual capacity, shall be presented with, or made aware of, any commercial proposal, prospect, solicitation, deal, transaction or opportunity relating to the oil and gas business (“New Business Opportunity”), Employee shall immediately notify and present the terms and conditions of such New Business Opportunity to Employee’s superiors at Parsley; whether or not any member of the Parsley Group elects to take advantage of such New Business Opportunity, Employee shall not present such New Business Opportunity to any person or entity other than the Parsley Group.

1.13    Termination by Non-Renewal, by Parsley for Cause or by Employee without Good Reason. Employee’s employment hereunder may be terminated by (x) the provision of notice by either of the Parties that they do not wish to renew the Term on the next Renewal Date in accordance with Section 1.01 and shall terminate the employment relationship between the Parties on such date, (y) by Parsley for Cause, or (z) by Employee without Good Reason. If Employee’s employment is terminated for any of the reasons enumerated in this Section 1.13 then Employee shall be entitled to receive: (i) any accrued but unpaid Base Salary, which shall be paid, unless otherwise required by law, on the pay date immediately following the date of Employee’s termination of employment in accordance with Parsley’s customary payroll procedures; (ii) reimbursement for unreimbursed business expenses properly incurred by Employee, which shall be subject to and paid in accordance with Parsley’s expense reimbursement policy in effect from time to time; and (iii) such employee benefits, if any, as to which Employee may be entitled under Parsley’s employee benefit plans as of the date of Employee’s termination of employment; provided that, in no event shall Employee be entitled to any payments in the nature of severance payments except as specifically provided herein (items (i) through (iii), the “Accrued Obligations”). If Employee’s employment is terminated for any of the reasons enumerated in this Section 1.13 then Parsley will not be obligated to make any payments other than the Accrued Obligations under this Agreement, and Employee will forfeit all unvested outstanding equity awards held by Employee as of the date of Employee’s termination of employment.

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“Cause” shall mean: (i) violation of Parsley’s substance abuse policy; (ii) refusal or inability (other than by reason of death or Disability) to perform the duties assigned to Employee; (iii) acts or omissions evidencing a violation of Employee’s duties of loyalty and good faith; candor; fair and honest dealing; integrity; or full disclosure to Parsley, as well as any acts or omissions which constitute self-dealing; (iv) willful disobedience of lawful orders, policies, regulations, or directives issued to Employee by Parsley, including policies related to sexual harassment, discrimination, computer use or the like; (v) conviction or commission of a felony, a crime of moral turpitude, or a crime that could reasonably be expected to impair the ability of Employee to perform Employee’s job duties; (vi) breach of any part of this Agreement or any other written agreement between Employee and any member of the Parsley Group by Employee; (vii) revocation or suspension of any necessary license or certification; (viii) generation of materially incorrect financial, geological, seismic or engineering projections, compilations or reports; or (ix) a false statement by Employee to obtain this position, in each case as determined by Parsley in good faith and in its sole and absolute discretion. For purposes of clarity, “Cause” shall not mean termination of Employee’s employment for death or Disability, which shall be governed by Section 1.15.

1.14    Termination by Employee for Good Reason or Termination by Parsley without Cause. Employee’s employment hereunder may be terminated by Employee for Good Reason or by Parsley without Cause. If Employee’s employment is terminated by Employee for Good Reason or by Parsley without Cause then Employee shall be entitled to receive (i) the Accrued Obligations, (ii) provided that Employee has fulfilled the Severance Conditions (as defined below), a cash payment equal to 1.5 times the sum of (A) Employee’s Base Salary and (B) the average of the three (3) most recent Annual Bonuses (with the exception of Employee’s Annual Bonus for the 2018 fiscal year, which shall be calculated as if Employee received a non-pro-rated Annual Bonus) actually paid in the three (3)-year period preceding the date of Employee’s termination (or the period of Employee’s employment, if shorter), which, for the avoidance of doubt, shall not include the Sign-On Bonus; provided, however, that if no Annual Bonus has been paid prior to such termination, Employee’s target Annual Bonus in effect as of the date of termination shall be used instead, which amount shall be paid in a lump-sum on the first business day following the Release Consideration Period (as defined below) (such date, the “Initial Payment Date”), (iii) during the portion, if any, of the eighteen (18)-month period commencing on the date of such termination of employment that Employee is eligible to elect and elects to continue coverage for himself and his eligible dependents under the Parsley Group’s group health plan, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Parsley shall promptly reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that similarly situated executives of the Parsley Group pay for the same or similar coverage under such group health plan at that time; provided, however, that such reimbursement shall not be paid if it would subject any member of the Parsley Group to sanctions imposed pursuant to Section 2716 of the Public Health Service Act, and (iv) outplacement services provided by a company of Parsley’s choosing for up to six (6) months following the date of Employee’s termination or such time as Employee obtains reasonably comparable employment, whichever occurs earlier.

Further, if Employee is terminated pursuant to this Section 1.14 prior to the date on which all unvested outstanding equity awards held by Employee vest and Employee has fulfilled the Severance Conditions, then (i) at the end of the applicable performance period, a portion of each unvested grant of performance-based equity awards shall vest, such portion to be equal to the product of (A) the total number of such awards that would have vested based on the actual levels of performance over the applicable performance period had Employee continued to provide services to the Parsley Group through the end of such performance period and (B) a fraction, the numerator of which is equal to the number of days in the applicable performance period for such award that elapsed prior to Employee’s termination of employment and the denominator of which is equal to the total number of days in the applicable performance period (the “Performance-Based Pro-Rata Awards”), and (ii) a portion of each unvested grant of time-based equity awards shall immediately vest as of the date of Employee’s termination of employment, such portion to be equal to the product of (A) the total number of awards included in such grant to Employee and (B) a fraction,

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the numerator of which is equal to the number of days that elapsed from the date of grant of such award through the date of Employee’s termination of employment and the denominator of which is equal to the total number of days from the date of grant through the last vesting date applicable to such grant (the “Time-Based Pro-Rata Awards”); provided, however, that the Time-Based Pro-Rata Awards shall be reduced by the number of awards from the same grant that vested prior to Employee’s termination of employment, if any. The Performance-Based Pro-Rata Awards will be settled at the time they would have been settled if Employee had continued to provide services to the Parsley Group through the end of the applicable performance period; provided, however, that such settlement date shall not be earlier than the Initial Payment Date and shall not be later than sixty-five (65) days following the end of the applicable performance period. The Time-Based Pro-Rata Awards shall be settled on or following the Initial Payment Date but no later than sixty-five (65) days following Employee’s termination of employment.

“Good Reason” shall mean (i) a material diminution in Employee’s base compensation, (ii) a material diminution in Employee’s authority, duties, or responsibilities, or (iii) any other action or inaction that constitutes a material breach by Parsley of the Agreement, in each case, without Employee’s consent. Employee cannot terminate Employee’s employment for Good Reason unless Employee has provided written notice to Parsley of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such grounds and Parsley has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Employee does not terminate Employee’s employment for Good Reason within one hundred twenty (120) days after the first occurrence of the applicable grounds, then Employee will be deemed to have waived Employee’s right to terminate for Good Reason with respect to such grounds.

1.15    Death or Disability. Employee’s employment shall terminate automatically on the date of Employee’s death or immediately upon Parsley’s sending Employee a notice of termination of employment for “Disability,” which shall mean Employee’s inability to perform the essential functions of Employee’s position, with reasonable accommodation, due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of ninety (90) days (whether or not consecutive) during any period of three hundred sixty-five (365) consecutive days. Upon termination of Employee’s employment by reason of death or Disability pursuant to this Section 1.15, Employee shall be entitled to receive (i) the Accrued Obligations and (ii) provided that Employee or Employee’s estate, as applicable, has fulfilled the Severance Conditions, following the applicable performance period, if any, a portion of Employee’s Annual Bonus for the calendar year in which death or Disability occurred, such portion equal to the product of (A) the Annual Bonus Employee would have been eligible to receive pursuant to Section 1.03 had Employee continued to provide services to the Parsley Group through the payment date of such Annual Bonus based on the actual achievement of the applicable performance conditions, if any, as determined by the Compensation Committee in its sole discretion and (B) a fraction, the numerator of which is equal to the number of days in the calendar year that elapsed prior to Employee’s termination of employment by reason of death or Disability and the denominator of which is three hundred sixty-five (365) (the “Death or Disability Bonus”). The Death or Disability Bonus shall be paid in a lump-sum on or before the date annual bonuses for the calendar year in which death or Disability occurred are paid to employees of the same level and responsibility who have continued employment with the Parsley Group; provided, however, in no event shall the Death or Disability Bonus be paid prior to the Initial Payment Date or later than March 15 of the calendar year following the calendar year in which death or Disability occurred. Further, if Employee is terminated pursuant to this Section 1.15 prior to the date on which all unvested outstanding equity awards held by Employee vest and Employee or Employee’s estate, as applicable, has fulfilled the Severance Conditions, then (A)(i) the target number of each grant of performance-based equity awards outstanding shall immediately vest as of the date of Employee’s termination of employment, and (ii) all unvested outstanding time-based equity awards held by Employee shall immediately vest as of the date of Employee’s termination of employment and (B) such awards shall be settled on or following the Initial Payment Date but no later than sixty-five (65) days following Employee’s termination of employment.

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1.16    Vesting of Performance-Based Equity Awards Based on Actual Performance upon Change of Control. Provided that Employee remains continuously employed by Parsley from the date of grant of the award through the date that is immediately prior to the occurrence of a Change of Control (as defined below), then upon the occurrence of a Change of Control, each grant of performance-based equity awards outstanding shall immediately vest based on the actual achievement of the applicable performance conditions, as determined by the Compensation Committee in its sole discretion, measured from the first day of the applicable performance period through the date immediately prior to the Change of Control. Such awards shall be settled no later than thirty (30) days following the Change of Control. For the avoidance of doubt, no time-based equity awards shall vest as a result of this Section 1.16.

“Change of Control” means the occurrence of any of the following events:

(i)    A “change in the ownership of the Company” which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; however, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of paragraph (ii) below) and an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, further, however, that for purposes of this Section 1.16, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company will not constitute a Change of Control. This paragraph (i) applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction.

(ii)    A “change in the effective control of the Company” which shall occur on the date that either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, except for any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (B) a majority of the members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this Section 1.16, the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of paragraph (i) above.

(iii)    A “change in the ownership of a substantial portion of the Company’s assets” which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued pursuant to Section 409A (as defined below), shall not constitute a Change of Control.

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For purposes of the definition of Change of Control, the provisions of Section 318(a) of the Internal Revenue Code (the “Code”) regarding the constructive ownership of stock will apply to determine stock ownership; provided, that, stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option. In addition, for purposes of this Section 1.16, “Company” includes (x) Parsley, (y) the entity for whom Employee performs services, and (z) an entity that is a stockholder owning more than 50% of the total fair market value and total voting power (a “Majority Shareholder”) of Parsley or the entity identified in (y) above, or any entity in a chain of entities in which each entity is a Majority Shareholder of another entity in the chain, ending in Parsley or the entity identified in (y) above.

1.17    Termination by Parsley without Cause or by Employee for Good Reason following a Change of Control. If within the twelve (12) months following a Change of Control Employee’s employment is terminated by Employee for Good Reason or by Parsley (or a successor in interest to Parsley) without Cause then Employee shall be entitled to receive (i) the Accrued Obligations, (ii) provided that Employee has fulfilled the Severance Conditions, a cash payment equal to 2.25 times the sum of (A) Employee’s Base Salary and (B) the average of the three (3) most recent Annual Bonuses (with the exception of Employee’s Annual Bonus for the 2018 fiscal year, which shall be calculated as if Employee received a non-pro-rated Annual Bonus) actually paid in the three (3)-year period preceding the date of Employee’s termination (or the period of Employee’s employment, if shorter), which, for the avoidance of doubt, shall not include the Sign-On Bonus; provided, however, that if no Annual Bonus has been paid prior to such termination, Employee’s target Annual Bonus in effect as of the date of termination shall be used instead, which amount shall be paid in a lump-sum on the first business day following the Release Consideration Period, (iii) during the portion, if any, of the eighteen (18)-month period commencing on the date of such termination of employment that Employee is eligible to elect and elects to continue coverage for himself and his eligible dependents under the Parsley Group’s group health plan, as applicable, under COBRA, Parsley shall promptly reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that similarly situated executives of the Parsley Group pay for the same or similar coverage under such group health plan at that time; provided, however, that such reimbursement shall not be paid if it would subject any member of the Parsley Group to sanctions imposed pursuant to Section 2716 of the Public Health Service Act, and (iv) outplacement services provided by a company of Parsley’s choosing for up to six (6) months following the date of Employee’s termination or such time as Employee obtains reasonably comparable employment, whichever occurs earlier.

Further, if Employee is terminated pursuant to this Section 1.17 prior to the date on which all unvested outstanding time-based equity awards held by Employee vest and Employee has fulfilled the Severance Conditions, then all unvested outstanding time-based equity awards held by Employee shall immediately vest as of the date of Employee’s termination of employment, and such time-based equity awards shall be settled on or following the Initial Payment Date but no later than sixty-five (65) days following Employee’s termination of employment. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, if Employee is terminated pursuant to this Section 1.17, then the treatment of each unvested grant of performance-based equity awards granted following a Change of Control shall be determined in accordance with the terms of the award agreement applicable to each such grant.

1.18    Release and Compliance with this Agreement. The obligation of the Parsley Group to pay any portion of the amounts due pursuant to Sections 1.14, 1.15, or 1.17, with the exception of the Accrued Obligations, shall be expressly conditioned on (i) Employee’s execution (and, if applicable, non-revocation) of a full general release, releasing all claims, known or unknown, that Employee may have against the Parsley Group, including those arising out of or in any way related to Employee’s employment or termination of employment with the Parsley Group no later than the sixtieth (60th) day following the date of Employee’s termination of employment (such 60-day period, the “Release Consideration Period”) and (ii) continued compliance with the requirements of Sections II and III (the “Severance Conditions”). If

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Parsley determines that Employee is eligible to receive any amounts pursuant to Sections 1.14, 1.15 or 1.17 but, after such determination, Parsley subsequently acquires evidence or determines that a Cause condition existed prior to the termination of Employee’s employment that, had Parsley been fully aware of such condition, would have given Parsley the right to terminate Employee’s employment for Cause pursuant to Section 1.13 or if Employee (x) does not execute the release described above during the Release Consideration Period, or (y) breaches Section II or III of this Agreement, then (i) Parsley shall immediately cease any payments owed pursuant to Sections 1.14, 1.15, or 1.17 (other than the Accrued Obligations) but not yet paid and shall have no obligation to make any further payments to Employee pursuant to Sections 1.14, 1.15, or 1.17 and (ii) Employee shall promptly pay to Parsley (or its successor) an amount equal to any payments Employee has received pursuant to Sections 1.14, 1.15, or 1.17 (other than the Accrued Obligations) as of the time of Employee’s breach or refusal to execute the general release (such repayment outlined in (ii) of this sentence, the “Recoupment Payment”).

1.19    Excise Taxes. If the Compensation Committee determines, in its sole discretion, that Section 280G of the Code applies to any compensation payable to Employee, then the provisions of this Section 1.19 shall apply. If any payments or benefits to which Employee is entitled from the Parsley Group, any successor to Parsley or another member of the Parsley Group, or any trusts established by any of the foregoing by reason of, or in connection with, any transaction that occurs after the Effective Date (collectively, the “Payments,” which shall include, without limitation, the vesting of any equity awards or other non-cash benefit or property) are, alone or in the aggregate, more likely than not, if paid or delivered to Employee, to be subject to the tax imposed by Section 4999 of the Code or any successor provisions to that section, then the Payments (consistent with the requirements of Section 409A (as defined below) and beginning with any Payment to be paid in cash hereunder), shall be either (a) reduced (but not below zero) so that the present value of such total Payments received by Employee will be one dollar ($1.00) less than three (3) times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Payments received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever of (a) or (b) produces the better net after tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any Payments are more likely than not to be subject to taxes under Section 4999 of the Code and as to whether reduction or payment in full of the amount of the Payments provided hereunder results in the better net after tax position to Employee shall be made by the Board and Employee in good faith.

1.20    Resignation. Unless otherwise agreed to in writing by Parsley and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute, to the extent applicable: (i) an automatic resignation of Employee as an officer of each member of the Parsley Group and (ii) an automatic resignation of Employee from the Board and the board of directors or board of managers of each member of the Parsley Group and from the board of directors or managers or similar governing body of any corporation, limited liability entity or other entity in which Parsley or another member of the Parsley Group holds an equity interest and with respect to which board or similar governing body Employee serves as a designee or other representative for a member of the Parsley Group.

1.21    No Conflicts. Employee hereby represents and warrants that Employee is not the subject of, or a party to, any employment agreement, non-competition covenant, nondisclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement and fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee.

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II.	CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

2.01    Return of Property. Employee hereby acknowledges and agrees that all Personal Property and equipment furnished to Employee in the course of, or incident to, Employee’s employment by the Parsley Group belongs to the Parsley Group and shall be promptly returned to Parsley upon termination of employment or upon demand by the Parsley Group. “Personal Property” includes, without limitation, all automobiles, computers, phones, equipment, well reports, engineering data, geological and geophysical data, maps, credit cards, books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files and other electronically stored information), and all other proprietary information relating to the business of any member of the Parsley Group. Following termination, Employee will not retain any written, computer files, or other tangible or intangible material containing any proprietary information, Confidential Information (as defined below) or trade secrets of the Parsley Group or any of its agents, employees, and representatives.

2.02    Developed Intellectual Property. Employee also acknowledges and agrees that in connection with the performance of Employee’s duties, Employee may author, create, conceive, develop or reduce to practice Confidential Information, trade secrets, and other Intellectual Property (as defined below) in whole or in part, either alone or jointly with others. With respect to any and all such Intellectual Property and/or improvements to any of the same authored, created, conceived, developed, or reduced to practice by Employee or Parsley (whether alone or in combination with others) (a) during Employee’s working hours, or (b) at Parsley’s expense, or (c) using any of Parsley’s materials or facilities, or (d) that relates to the business of Parsley or to the research or development of Parsley (collectively, “Developed Intellectual Property”), Employee agrees that the same are, and shall be, the exclusive property of the Parsley Group. Employee further acknowledges that all original works of authorship made by Employee (alone or jointly with others) that constitute Developed Intellectual Property are “works made for hire,” as that term is defined in the United States Copyright Act and to the extent allowed by law. Without limiting the immediately preceding sentence, to the extent Employee develops any interest in the Developed Intellectual Property, Employee agrees to and does hereby assign to Parsley, or its nominee, Employee’s entire right, title, and interest in and to all Developed Intellectual Property. For clarity, such assignment includes all registrations or applications for registration of such Developed Intellectual Property, including any U.S. or international applications for patents or copyright registrations filed during or after the Term of this Agreement. Employee shall promptly disclose all such works made for hire and other Developed Intellectual Property to Parsley and, both during and after the Term of this Agreement, agrees to execute, at Parsley’s expense, any and all documents that Parsley reasonably deems necessary to assign, obtain, maintain, protect and/or enforce its worldwide right to, title interest in, and ownership of such works made for hire and Developed Intellectual Property. Employee agrees to perform, during and after the Term of this Agreement, all acts deemed necessary or desirable by Parsley to permit and assist Parsley in evidencing, perfecting, obtaining, maintaining, defending, and enforcing rights and/or Employee’s assignment of such works made for hire and Developed Intellectual Property in any and all countries, at Parsley’s expense. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Employee hereby irrevocably designates and appoints Parsley and its duly authorized officers and agents, as Employee’s agents and attorneys-in-fact to act for and on behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effects as if executed by Employee.

“Intellectual Property” means software, technical data, know-how, discoveries, conceptions, ideas, research, reports, patents, inventions (whether or not patentable), copyrights (including copyrights in software), trademarks, and trade secrets, including all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing.

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2.03    Confidential Information. During Employee’s employment, Parsley also agrees to provide, and Employee will develop as part of Employee’s duties, various trade secrets and other confidential information that are, or will be, owned by Parsley, and that Parsley expressly agrees to assist Employee in developing. Such trade secrets or confidential information includes (but is not limited to) internal confidential information previously developed or compiled by Parsley, commercially obtained information at substantial cost, research resources and other valuable and proprietary materials, and more specifically (but without limitation): financial information and company planning, strategic goals and plans of Parsley or another member of the Parsley Group, geological and geophysical data, engineering data and compilations, seismic and other geophysical data and interpretation, engineering data and analysis, maps, samples, cores, cuttings, well logs, well production records, well files, and the like (“Confidential Information”). Employee stipulates and acknowledges: (i) that the Confidential Information is not generally known outside of Parsley’s business or by employees and others involved in the same business as Parsley; (ii) that Parsley takes significant measures to guard the secrecy of this information; (iii) that the information is extremely valuable to Parsley and would be valuable to Parsley’s competitors; (iv) that Parsley has expended material amounts of money and effort in developing this Confidential Information; and (v) that this Confidential Information could not be easily or properly acquired by others.

2.04    Confidentiality Obligation. Employee agrees to not disclose, directly or indirectly, any of the Confidential Information of Parsley, nor use it in any way, directly or indirectly, except in furtherance of Employee’s duties as an employee under this Agreement. Employee specifically agrees that Employee will not use any Confidential Information for Employee’s own benefit, the benefit of any other person, including competitors of Parsley, or for the disadvantage of Parsley. Employee will take care to guard the security of the Confidential Information at all times. In this regard, Employee agrees that Employee will not disclose any of this Confidential Information to any person that does not need to know and have the right to know the information, including other Parsley employees, and that Employee will take care in guarding electronic data. Notwithstanding the foregoing and subject to Section 2.07, to the extent that Employee shall be required, by law or process of law, to disclose Confidential Information, Employee shall be entitled to do so only to the extent so required, subject to giving prompt, advance notice of such requirement in writing to the General Counsel of Parsley so that Parsley may pursue a protective order or other remedy, and Employee acknowledges and agrees to cooperate reasonably with Parsley’s efforts to obtain a confidentiality order or similar protection.

2.05    Duties Upon Termination. Employee agrees that at such time as Employee’s services are terminated or upon demand by the Parsley Group, for whatever reason, Employee shall promptly return: (i) all Confidential Information (however stored) and (ii) equipment in Employee’s possession belonging to Parsley.

2.06    These confidentiality duties survive the termination of Employee’s employment in perpetuity.

2.07    Whistleblowing. Nothing in this Agreement will prevent Employee from: (i) making a good faith report of possible violations of applicable law to the Securities and Exchange Commission (“SEC”) or any other governmental agency or entity or (ii) making disclosures to the SEC or any other governmental agency or entity that are protected under the whistleblower provisions of applicable law, in each case, without notice to Parsley. Nothing in this Agreement limits Employee’s right, if any, to receive an award for information provided to the SEC. For the avoidance of doubt, nothing herein shall prevent Employee from making a disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

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2.08    Legally Protected Activities. Nothing in this Agreement precludes Employee from engaging in legally protected activities, including those protected by the National Labor Relations Act.

2.09    Exclusive Knowledge. Employee acknowledges and agrees that Employee will obtain knowledge and skill relevant to the Parsley Group’s industry, methods of doing business and marketing strategies by virtue of Employee’s employment; and that the terms and conditions of this Agreement are reasonable under these circumstances. Employee further acknowledges that Confidential Information has been and will be developed or acquired by the Parsley Group through the expenditure of substantial time, effort and money. Employee understands and acknowledges that this Confidential Information and the Parsley Group’s ability to reserve it for the exclusive knowledge and use of the Parsley Group is of great competitive importance and commercial value to the Parsley Group, and that improper use or disclosure of the Confidential Information by Employee might cause the Parsley Group to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties. Employee agrees that the Parsley Group’s substantial investments in its business interests, goodwill, and Confidential Information are worthy of protection, and that the Parsley Group’s need for the protection afforded by this Section 2.09 and Section III is greater than any hardship Employee might experience by complying with its terms.

III.	NON-COMPETITION AGREEMENT AND NON-SOLICITATION

3.01    Ancillary. The non-competition obligations of Employee and the non-solicitation provisions in this Section III are ancillary to, and are supported by (and in support of), Parsley’s and Employee’s respective obligations set forth in this Agreement.

3.02    Definitions. Terms given special meaning in this Section III are:

“Compete” means: (i) to lease, purchase, or otherwise obtain a mineral estate (in whole or in part), including purchasing or obtaining a royalty interest, overriding royalty interest, working interest, or the like or (ii) to serve in a senior or supervisory operational or engineering position for any corporate entity operating as an exploration and production business other than members of the Parsley Group.

“Restricted Period” means during such time as Employee is employed with Parsley and the one-year period commencing on the date Employee ceases employment with Parsley for any reason and ending on the first anniversary thereof; provided, however, that if Employee’s employment is terminated by Employee for Good Reason or by Parsley other than for Cause, the Restricted Period shall end six (6) months after the date of termination of Employee’s employment with Parsley.

“Territory” means all land within a three (3)-mile radius from the farthest outside edge of each oil or gas lease that is or was under lease, letter agreement, or operated by a member of the Parsley Group.

3.03    Non-Compete Obligation. In return for the consideration given in this Agreement and in support of the promises therein, Employee agrees that Employee will not Compete during the Restricted Period in the Territory.

3.04    Non-Solicitation. In return for the consideration given in this Agreement and in support of the promises therein, Employee agrees that Employee will not directly or indirectly solicit or hire any employee of the Parsley Group to be an employee or co-venturer in another matter that Competes or intends to Compete with Parsley during the Restricted Period in the Territory.

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3.05    Non-Disparagement. Employee shall not, during the Term or any time thereafter, make any untrue, misleading, or defamatory statements concerning the Parsley Group or its directors or employees. Employee will not directly or indirectly make, repeat or publish any false, disparaging, negative, unflattering, accusatory, or derogatory remarks or references, whether oral or in writing, concerning the Parsley Group, or otherwise take any action which might reasonably be expected to cause damage or harm to the Parsley Group. However, nothing in this Agreement is intended to restrict actions or communications protected or required by law, such as enforcing rights under this Agreement or any other agreement, testifying truthfully as a witness, or complying with other legal obligations, including communicating with or fully cooperating in the investigations of any governmental agency on matters within their jurisdictions.

3.06    Cooperation. Upon the receipt of reasonable notice from Parsley (including outside counsel), Employee agrees that while employed by Parsley and thereafter, Employee shall provide reasonable assistance to the Parsley Group and their respective representatives in defense of any claims that may be made against any member of the Parsley Group and shall assist in the prosecution of any claims that may be made by any member of the Parsley Group, to the extent that such claims relate to or arise out of Employee’s service to or employment by Parsley. Employee agrees to inform Parsley promptly if Employee becomes aware of any lawsuits involving such claims that may be filed or threatened against any member of the Parsley Group. Employee also agrees to inform Parsley promptly (to the extent legally permitted to do so) if Employee is asked to assist in any investigation of any member of the Parsley Group (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against any member of the Parsley Group with respect to such investigation. Upon presentation of appropriate documentation, Parsley shall pay or reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in complying with this Section 3.06. If at the time of compliance Employee is no longer an employee, officer or director (or functional equivalent) of any member of the Parsley Group, Parsley shall provide a reasonable per diem to Employee. For the avoidance of doubt, Employee’s cooperation pursuant to this Section 3.06 shall require Employee to provide truthful, complete information at all times in providing the applicable services.

3.07    Stipulation of Reasonable Scope and Term. Employee warrants, represents, and stipulates that the consideration given in this Agreement was good and valid consideration and that no bad faith existed in the negotiation of this Agreement. Employee further warrants, represents, and stipulates the duties imposed and rights granted in this Section III are necessary to protect legitimate interests of Parsley and the Parsley Group as set forth in this document and, in particular, that the non-compete obligations set forth in Section 3.03 are fair, appropriate, and reasonable in their limitations with respect to time, geographic area, and scope of activities and impose no more restraint than is necessary to protect Parsley’s legitimate business interest, nor are they oppressive, nor will they unreasonably deprive Employee of the ability to earn a living.

IV.	GENERAL

4.01    Enforcement by Injunction. Employee acknowledges that Employee’s violation or threatened or attempted violation of the covenants contained in Section III of this Agreement will cause irreparable harm to Parsley and that money damages would not be sufficient remedy for any breach of those covenants. Employee agrees that Parsley shall be entitled as a matter of right to specific performance of the covenants in Section III of this Agreement, including entry of an ex parte temporary restraining order in a state or federal court, preliminary and permanent injunctive relief against activities in violation of this Agreement, or both, or other appropriate judicial remedy, writ, or order, in any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee or others acting on Employee’s behalf, without any showing of irreparable harm and without any showing that Parsley does not have an adequate remedy at law. In furtherance of the intent to allow for immediate injunctive relief in the event of a breach, or threatened breach, of this Agreement, Employee agrees that Parsley would be entitled to its attorneys’ fees if successful in seeking injunctive relief and that any temporary restraining order or temporary/preliminary injunction bond should not be more than $1,000. Injunction is expressly not the exclusive remedy hereunder.

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4.02    Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. Parsley may assign this Agreement without Employee’s consent to any successor (whether by merger, purchase, or otherwise) to all or substantially all of the equity, assets, or businesses of Parsley. The rights and obligations of Parsley under this Agreement will inure to the benefit of the successors and assigns of Parsley.

4.03    Savings Clause. Should any court of competent jurisdiction hold any term, provision, covenant, or condition of this Agreement (or portion thereof) to be illegal, void, unenforceable, or otherwise invalid, such term, provision, covenant, or condition (or portion thereof), will be automatically conformed to the applicable law to give the provision(s) the greatest effectuation possible of the original intent allowed by law and equity, and this Agreement will otherwise continue in full force and effect.

4.04    Entire Agreement. This Agreement represents the entire agreement of the Parties regarding the employment of Employee and this Agreement cancels and supersedes all other prior written or oral agreements, including, without limitation, any prior non-disclosure, confidentiality, or employment agreements. The terms are contractual and not mere recitals. In entering into this Agreement, each Party stipulates, warrants, and represents that it or Employee has relied on the advice of its or Employee’s own attorneys and financial advisors concerning the legal and tax consequences of the Agreement; that its or Employee’s own attorneys have completely read and explained to it or Employee the terms of the Agreement; that each is a sophisticated business person with experience negotiating these types of transactions; that no special relationship of influence or trust existed among the Parties prior to the entry into this Agreement that caused it or Employee to enter this Agreement; that each fully understands and voluntarily accepts the terms of the Agreement without any duress or undue persuasion put upon it or Employee by the other or any other person, specifically including, but not limited to, counsel or accountants for either Party; and that no representations, promises, or statements outside the four corners of this Agreement by the opposite Party, nor any agent, employee, attorney, accountant, or other representative of the opposite Party has influenced it or Employee into entering this Agreement. Each Party has had access to counsel and an opportunity to read, review, and revise this Agreement. This Agreement is the result of the joint efforts of the Parties and each of the party’s respective counsel. Therefore, the Parties agree that this Agreement, and any given provision of it, should not be construed against either Party. Each of the Parties hereto recognize and stipulate that this provision is binding as a matter of law and fact and shall preclude said Party from asserting that Employee was wrongfully induced to enter into this Agreement by any representation, promise, or agreement, or statement of a past or existing fact, which is not found within the four corners of this Agreement.

4.05    Key Person Insurance. Parsley and Employee acknowledge that Employee is a “key person” and as such Parsley may take out life insurance on such Employee for the benefit of Parsley or its affiliates. Employee agrees to cooperate with Parsley and submit to the necessary medical examinations and tests reasonably required to obtain such insurance, but insurability is not a condition of employment or continuation of employment.

4.06    No Waiver. A waiver of any breach of any of the terms of this Agreement shall be effective only if in writing and signed by the Party against whom such waiver or breach is claimed. No waiver of any breach shall be deemed a waiver of any other subsequent breach.

4.07    Further Assurances. Each Party shall each execute such assignments, endorsements and other instruments and documents and shall give such further assurance as shall be reasonably necessary to perform its obligations under this Agreement.

4.08    Third Party Beneficiaries. Each member of the Parsley Group, together with any additional or future affiliates thereof, are expressly third party beneficiaries of Employee’s representations herein and can enforce this Agreement as if a party hereto.

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4.09    Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Employee pursuant to this Agreement or any other agreement or arrangement with Parsley or another member of the Parsley Group which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by Parsley or the Parsley Group pursuant to any such law, government regulation or stock exchange listing requirement).

4.10    Section 409A.

(i)     This Agreement is intended to comply with Section 409A of the Code and the applicable Treasury Regulations issued thereunder (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. The amount of expenses eligible for reimbursement, or in-kind benefits provided, if any, under this Agreement during Employee’s taxable year shall not affect the expenses eligible for reimbursement or in in-kind benefits to be provided, in any other taxable year. Further, the reimbursement of an eligible expense will be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred and the right to reimbursement or in-kind benefits, if any, is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Parsley Group makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Parsley Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

(ii)     Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with Employee’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six (6)-month anniversary of the date of Employee’s termination of employment (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Employee in a lump-sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

4.11    Governing Law; Venue; Waiver of Trial by Jury.

(i)     This Agreement and the rights of the Parties hereunder shall be governed by, interpreted, and enforced in accordance with the internal laws of the State of Texas without giving effect to any choice of law or conflicts of law rules or provisions thereof.

(ii)     Each Party irrevocably agrees that any action or proceeding involving any dispute or matter arising under or relating to this Agreement may only be brought in the state or federal courts of the State of Texas in Midland County. In accordance with the foregoing, each Party agrees that the courts of Midland County will be the exclusive venue for any dispute or matter arising under or relating to this Agreement, which such jurisdiction, forum, and venue each Party expressly acknowledges and agrees has a direct, reasonable relation to this Agreement and any controversy relating to or arising from this Agreement, and the Parties agree not to raise, and hereby waive, any objection to or defense based upon the jurisdiction or venue of any such court or forum non conveniens.

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(iii)     TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, AND COVENANTS THAT IT SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY PERMITTED CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY DEALINGS BETWEEN ANY OF THE PARTIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER AND COVENANT IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, CONTRACT CLAIMS, TORT CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER AND COVENANT IS IRREVOCABLE AND SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR OTHER MODIFICATIONS TO THIS AGREEMENT.

(iv)    In the event of any action or proceeding involving any dispute or matter arising under or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party all reasonable and necessary attorneys’ fees incurred in connection with such action or proceeding.

4.12    Multiple Counterparts. This Agreement may be executed in any number of counterparts, or with counterpart signature pages, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signatures Follow]

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Executed as of this 26th day of September, 2018.

EMPLOYEE:

/s/ David Dell’Osso
David Dell’Osso

PARSLEY ENERGY OPERATIONS, LLC

By:	/s/ Bryan Sheffield
Bryan Sheffield, Chief Executive Officer

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